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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name: MUNIHOLDINGS NEW JERSEY INSURED FUND III, INC.


Address of Principal Business Office (No. & Street, City, State, and Zip Code):

               MuniHoldings New Jersey Insured Fund III, Inc.
               800 Scudders Mill Road
               Plainsboro, New Jersey 08536

Telephone Number (including area code): (609) 282-2800

Name and Address of Agent for Service of Process:

               Arthur Zeikel
               800 Scudders Mill Road
               Plainsboro, New Jersey 08536

Check Appropriate Box:

               Registrant is filing a Registration
               Statement pursuant to Section 8(b) of
               the Investment Company Act of 1940
               concurrently with the filing of Form N-8A:


               YES [X]                                  NO [_]

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                                   SIGNATURES

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 4th day of December, 1998.

                                MUNIHOLDINGS NEW JERSEY INSURED FUND III, INC.




                                By:   /s/ Alice A. Pellegrino
                                      ------------------------------------------
                                Name: Alice A. Pellegrino
                                      Title: President